Contact:   L-3 Communications Holdings, Inc.

                Corporate Communications                                                                                   For Immediate Release

                212-697-1111

L-3 Announces Third Quarter 2016 Results

•         Diluted earnings per share (EPS) from continuing operations of $1.88

•         Net sales of $2.5 billion

•         Net cash from operating activities from continuing operations of $210 million

•         Book-to-bill ratio of 1.07x on funded orders of $2.7 billion

•         Updated 2016 financial guidance

•         Preliminary 2017 financial outlook

NEW YORK, October 27, 2016 – L-3 Communications Holdings, Inc. (NYSE: LLL) today reported diluted EPS from continuing operations of $1.88 for the quarter ended September 23, 2016 (2016 third quarter) compared to diluted EPS from continuing operations for the quarter ended September 25, 2015 (2015 third quarter) of $1.54 and adjusted diluted EPS(1) from continuing operations for the 2015 third quarter of $2.03. Net sales of $2,505 million for the 2016 third quarter decreased by 2% compared to the 2015 third quarter.

The 2016 third quarter results were impacted by: (1) tax benefits of $17 million, or $0.22 per diluted share, for the reversal of previously accrued amounts related to various tax matters, and (2) a $14 million pre-tax charge, or $0.11 per diluted share, in the Electronic Systems segment for a settlement in principle of the class action litigation, which is subject to court approval, in connection with the EoTech holographic weapons sights (HWS).

“Third quarter results were in line with our expectations.” said Michael T. Strianese, L-3’s Chairman and Chief Executive Officer. “We continue to make progress on our strategy to grow and improve our operational and financial performance. Our book-to-bill ratio was 1.07x for the quarter. Looking ahead, we will continue to strengthen our product and service offerings in higher margin areas while enhancing productivity and efficiency across our businesses. Further, we recently announced three modest acquisitions that complement our core strengths and extend our leadership in key markets, positioning us to deliver shareholder value for the balance of 2016 and beyond.”

(1)  Adjusted diluted earnings per share from continuing operations is a non-GAAP financial measure.  See Table E for a reconciliation and a discussion of why this information is presented.

L-3 Announces Results for the 2016 Third Quarter Page 2

L-3 Consolidated Results

The table below provides L-3’s selected financial data from continuing operations, which excludes the results of operations of the National Security Solutions (NSS) business. NSS was divested on February 1, 2016, and is reported as discontinued operations for all periods presented.

	Third Quarter Ended				Year-to-Date Ended
	Sept. 23,	Sept. 25,	Increase/		Sept. 23,	Sept. 25,	Increase/
(in millions, except per share data)	2016	2015	(decrease)		2016	2015	(decrease)
Net sales	$2,505	$2,564	(2)%		$7,522	$7,595	(1)%
Operating income	$215	$231	(7)%		$714	$571	25%
Loss related to business divestitures	-	9	nm		-	29	nm
Goodwill impairment charges	-	35	nm		-	35	nm
Segment operating income	$215	$275	(22)%		$714	$635	12%
Operating margin	8.6%	9.0%	(40)	bpts	9.5%	7.5%	200	bpts
Segment operating margin	8.6%	10.7%	(210)	bpts	9.5%	8.4%	110	bpts
Interest expense and other	$(35)	$(40)	(13)%		$(115)	$(113)	2%
Effective income tax rate	16.1%	33.0%	nm		21.7%	22.9%	(120)	bpts
Net income from continuing operations
attributable to L-3	$148	$125	18%		$459	$342	34%
Adjusted net income from continuing operations
attributable to L-3 (a)	$148	$165	(10)%		$459	$394	16%
Diluted earnings per share from
continuing operations	$1.88	$1.54	22%		$5.83	$4.14	41%
Adjusted diluted earnings per share from
continuing operations(a)	$1.88	$2.03	(7)%		$5.83	$4.76	22%
Diluted weighted average common shares
outstanding	78.8	81.2	(3)%		78.7	82.7	(5)%
___________________
(a) Non-GAAP metric that excludes goodwill impairment charges and the aggregate loss related to business divestitures. See Table E for a reconciliation and a discussion of why this information is presented.
nm – not meaningful

Third Quarter Results of Operations:  For the 2016 third quarter, consolidated net sales of $2,505 million decreased $59 million, or 2%, compared to the 2015 third quarter. Organic sales(2) decreased by 2.5%, or $65 million, for the 2016 third quarter. Organic sales exclude $2 million of sales declines related to business divestitures and $8 million of sales increases related to business acquisitions. For the 2016 third quarter, organic sales to the U.S. Government increased $84 million, or 5%, and organic sales to international and commercial customers decreased $149 million, or 19%.

Segment operating income for the 2016 third quarter decreased by $60 million, or 22%, compared to the 2015 third quarter. Segment operating income as a percentage of sales (segment operating margin) decreased by 210 basis points to 8.6% for the 2016 third quarter, compared to 10.7% for the 2015 third quarter. Segment operating margins were lower in all three segments. The 2016 third quarter included a $14 million pre-tax charge in the Electronic Systems segment for a settlement in principle of the class action litigation, which is subject to court approval, in connection with the EoTech HWS. Pension expense declined by $15 million compared to the 2015 third quarter. See the reportable segment results below for additional discussion of sales and operating margin trends.

(2)   Organic sales represents net sales excluding the sales impact of acquisitions and divestitures.  Sales declines related to business divestitures are sales from divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures. Sales increases related to acquired businesses are sales from acquisitions that are included in L-3’s actual results for less than 12 months. The company believes organic sales is a useful measure for investors because it provides period-to-period comparisons of the company’s ongoing operational and financial performance.

L-3 Announces Results for the 2016 Third Quarter Page 3

Interest expense and other declined by $5 million, primarily due to lower outstanding debt as a result of the redemption of: (1) $300 million aggregate principal amount of 3.95% Senior Notes due November 15, 2016 in the second quarter of 2016 and (2) $300 million aggregate principal amount of 3.95% Senior Notes due May 28, 2024 in the fourth quarter of 2015.

The effective tax rate for the 2016 third quarter decreased to 16.1% from 33.0% for the same period last year. The 2016 third quarter includes: (1) tax benefits of $17 million for the reversal of previously accrued amounts related to various U.S. Federal, foreign and state tax matters, (2) a benefit from the reinstatement of the Federal Research and Experimentation (R&E) tax credit and (3) $4 million due to the early adoption of a new accounting standard related to income tax benefits from employee stock-based compensation awards.

Diluted EPS from continuing operations decreased 7% to $1.88 compared to adjusted diluted EPS of $2.03 for the 2015 third quarter. The 2015 third quarter adjusted diluted EPS from continuing operations excludes after tax losses of: (1) $34 million, or $0.42 per share, related to goodwill impairment charges and (2) $6 million, or $0.07 per share, related to business divestitures. Diluted weighted average common shares outstanding for the 2016 third quarter declined by 3% compared to the 2015 third quarter primarily due to repurchases of L-3 common stock.

Year-to-Date Results of Operations: For the year-to-date period ended September 23, 2016 (2016 year-to-date period), consolidated net sales of $7,522 million decreased $73 million, or 1%, compared to the year-to-date period ended September 25, 2015 (2015 year-to-date period). Organic sales increased by $70 million, or 1%, for the 2016 year-to-date period. Organic sales exclude $206 million of sales declines related to business divestitures and $63 million of sales increases related to business acquisitions. For the 2016 year-to-date period, organic sales to the U.S. Government increased $250 million, or 5%, and organic sales to international and commercial customers decreased $180 million, or 8%.

Segment operating income for the 2016 year-to-date period increased by $79 million, or 12%, compared to the 2015 year-to-date period. Segment operating margin increased by 110 basis points to 9.5% for the 2016 year-to-date period, compared to 8.4% for the 2015 year-to-date period. Segment operating margin increased by: (1) 100 basis points primarily due to unfavorable contract performance adjustments related to cost growth in 2015 that did not recur in 2016 at Aerospace Systems on international head-of-state aircraft modification contracts and (2) 50 basis points due to lower pension expense of $36 million. These increases were partially offset by charges in the Electronic Systems segment for a settlement in principle of the class action litigation, which is subject to court approval, in connection with the EoTech HWS and increases to the HWS product returns allowance, which, together, decreased operating margin by 40 basis points. See the reportable segment results below for additional discussion of sales and operating margin trends.

Interest expense and other for the 2016 year-to-date period includes a $5 million debt retirement charge related to the redemption of $300 million aggregate principal amount of 3.95% Senior Notes due November 15, 2016.

The effective tax rate for the 2016 year-to-date period decreased to 21.7% from 22.9% for the same period last year. The 2016 year-to-date period includes: (1) a benefit from the reinstatement of the Federal R&E tax credit, (2) tax benefits of $21 million for the reversal of previously accrued amounts related to various U.S. Federal, foreign and state tax matters and (3) $16 million due to the early adoption of a new accounting standard related to income tax benefits from employee stock-based compensation awards.

Diluted EPS from continuing operations increased 22% to $5.83 compared to adjusted diluted EPS of $4.76 for the 2015 year-to-date period. The 2015 year-to-date period adjusted diluted EPS from continuing operations excludes after tax losses of: (1) $34 million, or $0.40 per share, related to goodwill impairment charges and (2) $18 million, or $0.22 per share, related to business divestitures. Diluted weighted average common shares outstanding for the 2016 year-to-date period declined by 5% compared to the 2015 year-to-date period primarily due to repurchases of L-3 common stock.

L-3 Announces Results for the 2016 Third Quarter Page 4

Orders:  Funded orders for the 2016 third quarter increased 22% to $2,688 million compared to $2,200 million for the 2015 third quarter.  Funded orders for the 2016 year-to-date period increased 2% to $7,415 million compared to $7,301 million for the 2015 year-to-date period.  The book-to-bill ratio was 1.07x for the 2016 third quarter and 0.99x for the 2016 year-to-date period. Excluding the impacts of business divestitures and acquisitions, orders increased by $216 million, or 3%, for the 2016 year-to-date period. Funded backlog declined 2% to $8,294 million at September 23, 2016, compared to $8,423 million at December 31, 2015.

The table below summarizes the cash returned to shareholders during the 2016 and 2015 third quarter and year-to-date periods.

	Third Quarter Ended		Year-to-Date Ended
	Sept. 23,	Sept. 25,	Sept. 23,	Sept. 25,
($ in millions, except per share data)	2016	2015	2016	2015

Net cash from operating activities from continuing operations	$210	$288	$579	$597
Less: Capital expenditures, net of dispositions	(47)	(53)	(111)	(135)
Plus: Income tax payments attributable to discontinued operations	-	1	-	2
Free cash flow(1)	$163	$236	$468	$464
Dividends paid ($2.10 per share in 2016; $1.95 per share in 2015)	$54	$52	$166	$163
Common stock repurchases	50	259	326	605
Cash returned to shareholders	$104	$311	$492	$768

(1) Free cash flow is defined as net cash from operating activities from continuing operations less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment), plus income tax payments attributable to discontinued operations. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures. The company believes free cash flow is a useful measure for investors because it portrays the company’s ability to generate cash from operations for purposes such as repaying debt, returning cash to shareholders and funding acquisitions. The company uses free cash flow as a performance measure in evaluating management.

    Reportable Segment Results

The company has three reportable segments. The company evaluates the performance of its segments based on their sales, operating income and operating margin. Corporate expenses are allocated to the company’s operating segments using an allocation methodology prescribed by U.S. Government regulations for government contractors. Accordingly, segment results include all costs and expenses, except for goodwill impairment charges, gains or losses related to business divestitures and certain other items that are excluded by management for purposes of evaluating the operating performance of the company’s business segments.

L-3 Announces Results for the 2016 Third Quarter Page 5

Electronic Systems

	Third Quarter Ended				Year-to-Date Ended
	Sept. 23,	Sept. 25,			Sept. 23,	Sept. 25,	Increase/
($ in millions)	2016	2015	Decrease		2016	2015	(decrease)
Net sales	$989	$991	(0.2)%		$2,887	$3,052	(5.4)%
Operating income	$119	$121	(1.7)%		$339	$352	(3.7)%
Operating margin	12.0%	12.2%	(20)	bpts	11.7%	11.5%	20	bpts

Third Quarter: Electronic Systems net sales for the 2016 third quarter decreased by $2 million compared to the 2015 third quarter. Organic sales decreased by $5 million, or 0.5%, compared to the 2015 third quarter. Organic sales exclude $2 million of sales declines related to business divestitures and $5 million of sales increases related to business acquisitions. Sales decreased by $28 million for Aviation Products and Security due to lower cargo sales and the timing of deliveries on airport security screening systems for international customers, partially offset by $23 million primarily for Sensor Systems due to increased deliveries of airborne EO/IR turrets to foreign militaries.

Electronic Systems operating income for the 2016 third quarter decreased by $2 million, or 2%, compared to the 2015 third quarter. Operating margin decreased by 20 basis points to 12.0%. A $14 million pre-tax charge for a settlement in principle of the class action litigation, which is subject to court approval, in connection with the EoTech HWS, lowered operating margin by 140 basis points. Sales mix changes, primarily for Warrior Systems, lowered operating margin 80 basis points. These decreases were partially offset by 150 basis points for improved contract performance and 50 basis points due to lower pension expense of $5 million.

Year-to-Date: Electronic Systems net sales for the 2016 year-to-date period decreased by $165 million, or 5%, compared to the 2015 year-to-date period. Organic sales decreased by $10 million, or 0.3%, compared to the 2015 year-to-date period. Organic sales exclude $206 million of sales declines related to business divestitures (primarily MSI in May 2015) and $51 million of sales increases related to business acquisitions. The decrease was driven by $16 million for Warrior Systems related to an increase in the products returns allowance for EoTech HWS products and $13 million for Precision Engagement & Training due to lower volume of: (i) ordnance products for the U.S. military and (ii) civil aviation simulation and training devices for commercial customers as contracts near completion.  These decreases were partially offset by an increase of $19 million primarily for Sensor Systems due to increased deliveries of airborne EO/IR turrets and electronic warfare products to foreign militaries.

Electronic Systems operating income for the 2016 year-to-date period decreased by $13 million, or 4%, compared to the 2015 year-to-date period. Operating margin increased by 20 basis points to 11.7%. Operating margin increased by: (1) 70 basis points due to higher margins related to acquisitions and divestitures, (2) 40 basis points due to lower pension expense of $11 million, and (3) 10 basis points primarily due to higher net aggregate favorable contract performance adjustments in the 2016 year-to-date period compared to the 2015 year-to-date period. These increases were offset by a decrease of 100 basis points due to $30 million of pre-tax charges for a settlement in principle, of the class action litigation, which is subject to court approval, in connection with the EoTech HWS and increases to the HWS product returns allowance.

L-3 Announces Results for the 2016 Third Quarter Page 6

Aerospace Systems

	Third Quarter Ended				Year-to-Date Ended
	Sept. 23,	Sept. 25,			Sept. 23,	Sept. 25,
($ in millions)	2016	2015	Decrease		2016	2015	Increase
Net sales	$1,012	$1,066	(5.1)%		$3,165	$3,087	2.5%
Operating income	$56	$102	(45.1)%		$232	$144	61.1%
Operating margin	5.5%	9.6%	(410)	bpts	7.3%	4.7%	260	bpts

Third Quarter: Aerospace Systems net sales for the 2016 third quarter decreased by $54 million, or 5%, compared to the 2015 third quarter. Sales decreased $64 million for ISR Systems and $2 million for Aircraft Systems, partially offset by a $12 million increase for Vertex Aerospace.  Sales decreased for ISR Systems by: (1) $46 million for small ISR aircraft fleet management services to the U.S. Air Force due to reduced demand resulting from the U.S. military drawdown in Afghanistan and (2) $42 million for ISR aircraft systems for foreign military customers as contracts near completion. These decreases were partially offset by higher volume of $12 million for large ISR aircraft systems for the U.S. Government and $12 million for small ISR aircraft systems for the U.S. Army.  Sales increased for Vertex Aerospace due to higher volume for U.S. Navy training aircraft and the U.S. Army C-12 contract.

Aerospace Systems operating income for the 2016 third quarter decreased by $46 million, compared to the 2015 third quarter. Operating margin decreased by 410 basis points to 5.5%. Operating margin decreased by: (1) 200 basis points primarily due to lower favorable contract performance adjustments in the 2016 third quarter compared to the 2015 third quarter for ISR Systems primarily on contracts that are nearing completion, (2) 100 basis points due to lower sales and changes in sales mix for ISR Systems, (3) 90 basis points due to lower incentive fees and increases in lower margin task orders on the Fort Rucker Maintenance Support contract and (4) 80 basis points due to an $8 million contract price adjustment in the 2015 third quarter for a recovery of cost overruns on the previous U.S. Army C-12 contract that did not recur in the 2016 third quarter. These decreases were partially offset by 60 basis points due to lower pension expense of $6 million.

Year-to-Date: Aerospace Systems net sales for the 2016 year-to-date period increased by $78 million, or 3%, compared to the 2015 year-to-date period. Sales increased $62 million for Aircraft Systems and $35 million for Vertex Aerospace, partially offset by a $19 million decrease for ISR Systems. Sales increased for Aircraft Systems primarily due to unfavorable contract performance adjustments in the 2015 year-to-date period that did not recur in the 2016 year-to-date period on international head-of-state aircraft modification contracts. Sales increased for Vertex Aerospace due to higher volume and pre-production activities for U.S. Navy training aircraft and the U.S. Army C-12 contract. Sales decreases for ISR Systems were due to trends similar to the 2016 third quarter, partially offset by an increase in sales due to the procurement and delivery of two business jets to a foreign military customer in the 2016 second quarter.

Aerospace Systems operating income for the 2016 year-to-date period increased by $88 million, or 61%, compared to the 2015 year-to-date period. Operating margin increased by 260 basis points to 7.3%. Operating margin increased by:  (1) 210 basis points primarily due to net aggregate unfavorable contract performance adjustments in the 2015 year-to-date period, which included $101 million of cost growth on international head-of-state aircraft modification contracts, that did not recur in the 2016 year-to-date period, and (2) 50 basis points due to lower pension expense of $15 million.

L-3 Announces Results for the 2016 Third Quarter Page 7

Communication Systems

	Third Quarter Ended				Year-to-Date Ended
	Sept. 23,	Sept. 25,			Sept. 23,	Sept. 25,
($ in millions)	2016	2015	Decrease		2016	2015	Increase
Net sales	$504	$507	(0.6)%		$1,470	$1,456	1.0%
Operating income	$40	$52	(23.1)%		$143	$139	2.9%
Operating margin	7.9%	10.3%	(240)	bpts	9.7%	9.5%	20	bpts

Third Quarter: Communication Systems net sales for the 2016 third quarter decreased by $3 million compared to the 2015 third quarter. Organic sales decreased by $6 million, or 1%, compared to the 2015 third quarter. Organic sales exclude $3 million of sales increases related to business acquisitions. Sales decreased by $30 million in the Tactical Satcom sector due to fewer deliveries on a satellite communications (Satcom) land terminals contract for the Australian Defence Force (ADF), which was completed in the second quarter of 2016. In the Space & Power Systems sector, sales declined by $22 million due to reduced demand for power devices for commercial satellites. These decreases were largely offset by increased volume and deliveries to the U.S. Department of Defense (DoD) of secure networked communication systems in the Broadband Communication Systems sector and mobile and ground-based Satcom systems in the Tactical Satcom sector.

Communication Systems operating income for the 2016 third quarter decreased by $12 million, or 23%, compared to the 2015 third quarter.  Operating margin decreased by 240 basis points to 7.9%. The lower sales on the ADF Satcom land terminals contract and power devices for commercial satellites reduced operating margin by 220 basis points. Increased design and production costs on new commercial ground-based power amplifier products partially offset by sales growth and favorable contract performance, primarily in Broadband Communication Systems sector, reduced operating margin by 100 basis points. Lower pension expense of $4 million increased operating margin by 80 basis points.

Year-to-Date: Communication Systems net sales for the 2016 year-to-date period increased by $14 million, or 1%, compared to the 2015 year-to-date period. Organic sales increased by $2 million, or 0.1%, compared to the 2015 year-to-date period. Organic sales exclude $12 million of sales increases related to business acquisitions. The increase was due to: (1) $62 million for Broadband Communication Systems, primarily due to increased volume and deliveries of secure networked communication systems for the DoD and (2) $7 million primarily for Advanced Communications products due to increased deliveries of secure mission data storage systems for the Joint Strike Fighter program. These increases were largely offset by a decrease of $67 million for Space & Power Systems, primarily due to reduced demand for power devices for commercial satellites.

Communication Systems operating income for the 2016 year-to-date period increased by $4 million, or 3%, compared to the 2015 year-to-date period. Operating margin increased by 20 basis points to 9.7%. Operating margin increased by 70 basis points due to lower pension expense of $10 million, partially offset by a decrease of 50 basis points primarily due to sales mix changes.

L-3 Announces Results for the 2016 Third Quarter Page 8

Financial Guidance

Based on information known as of today, the company has updated its consolidated and segment financial guidance for the year ending December 31, 2016, previously provided on July 28, 2016,  and has provided a preliminary financial outlook for 2017, as presented in the tables below. All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 10. The company undertakes no duty to update its guidance.

Consolidated 2016 Financial Guidance
($ in millions, except per share data)
		Prior Guidance
	Current Guidance	(July 28, 2016)
Net sales	$10,250 to $10,350	$10,150 to $10,250
Segment operating margin	9.6%	9.8%
Interest expense and other(1)	$157	$157
Effective tax rate	23.5%	26.4%
Minority interest expense(2)	$14	$13
Diluted shares	78.8	78.2
Diluted EPS	$7.85 to $7.95	$7.65 to $7.85

Net cash from operating activities	$1,030	$1,030
Capital expenditures, net of dispositions of property, plant and equipment	(205)	(205)
Free cash flow	$825	$825
___________________
(1) Interest expense and other is comprised of: (i) interest expense of $168 million, (ii) interest and other income, net, and (iii) a debt retirement charge of
$5 million.
(2) Minority interest expense represents net income from continuing operations attributable to non-controlling interests.

Segment 2016 Financial Guidance
($ in millions)
Current Guidance
Prior Guidance (July 28, 2016)
Net Sales:
Electronic Systems	$4,125 to $4,175	$4,100 to $4,200
Aerospace Systems	$4,150 to $4,200	$4,050 to $4,150
Communication Systems	$1,950 to $2,000	$1,900 to $2,000

Operating Margins:
Electronic Systems	12.0% to 12.1%	12.0% to 12.2%
Aerospace Systems	7.0% to 7.1%	7.0% to 7.2%
Communication Systems	10.0% to 10.1%	10.3% to 10.5%

The revisions to our Current Guidance compared to our Prior Guidance primarily include:

•         An increase in estimated sales for Aerospace Systems primarily related to higher pass-through volume in the Vertex Aerospace sector;

•         A decrease in Electronic Systems operating margin primarily due to a charge in Warrior Systems for a settlement in principle of the class action litigation, which is subject to court approval, in connection with the EoTech HWS, partially offset by an improvement in contract performance across several business areas;

•         A reduction in the effective tax rate from 26.4% to 23.5%, primarily due to the tax benefits recorded in the 2016 third quarter; and

L-3 Announces Results for the 2016 Third Quarter Page 9

•         An increase in diluted share count from 78.2 to 78.8 million shares primarily as a result of an $85 million reduction in our share repurchases estimate from $750 million to $665 million.

The following tables present our preliminary consolidated and segment financial outlook for 2017.

2017 Consolidated Preliminary Outlook ($ in millions, except per share data)

Net sales growth	1% to 2	%*
Operating margin	10.0% (10.3	%**)
Interest expense and other	$154
Effective tax rate	27.5%
Minority interest expense	$14
Diluted shares	76.5
Diluted EPS	$8.25
Net cash from operating activities	$1,060
Capital expenditures, net of dispositions of property, plant and equipment	(210)
Free cash flow	$850
_____________________ * Also represents the estimated organic sales growth rate for 2017. ** Represents operating margin before an expected increase in pension expense.

2017 Segment Preliminary Outlook ($ in millions)

Net Sales Growth:
Electronic Systems	3% to 4%
Aerospace Systems	-1% to -2%
Communication Systems	4% to 5%

Operating Margin:
Electronic Systems	~12.8% (13.0	%**)
Aerospace Systems	~6.8% (7.1	%**)
Communication Systems	~10.3% (10.7	%**)
_____________________ ** Represents operating margin before an expected increase in pension expense.

The 2017 consolidated preliminary outlook for operating income includes an increase in estimated pension expense (net Financial Accounting Standards/Cost Accounting Standards, or FAS/CAS) of approximately $29 million for 2017 compared to 2016. The 2017 preliminary pension expense estimate assumes a weighted average discount rate of 3.91%, compared to 4.66% for 2016 and a weighted average asset return of approximately 8% in 2016, consistent with our planned weighted average asset return. The preliminary outlook also assumes share repurchases for 2017 of $600 million. However, the amount of 2017 share repurchases could be reduced to pay for potential future business acquisitions, which would cause an increase in the estimated diluted shares outstanding for 2017.

The current guidance for 2016 and the preliminary outlook for 2017 excludes: (i) any potential non-cash goodwill impairment charges for which the information is presently unknown, (ii) potential adverse results related to litigation contingencies and (iii) other items such as gains or losses related to potential business divestitures and the impact of potential acquisitions.

Additional financial information regarding the 2016 third quarter results, the 2016 financial guidance and the preliminary 2017 outlook is available on the company’s website at www.L-3com.com.

L-3 Announces Results for the 2016 Third Quarter Page 10

Conference Call

In conjunction with this release, L-3 will host a conference call today, Thursday, October 27, 2016 at 11:00 a.m. ET that will be simultaneously broadcast over the Internet.  Michael T. Strianese, chairman and chief executive officer, Christopher E. Kubasik, president and chief operating officer, and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.

Listeners may access the conference call live over the Internet at the company’s website at:

http://www.L-3com.com

Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software.  The archived version of the call may be accessed at our website or by dialing (800) 585-8367/ passcode: 95332526 (for domestic callers) or (404) 537-3406/passcode: 95332526 (for international callers) beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 employs approximately 38,000 people worldwide and is a leading provider of a broad range of communication and electronic systems and products used on military and commercial platforms. L-3 is also a prime contractor in aerospace systems.

To learn more about L-3, please visit the company’s website at www.L-3com.com.  L-3 uses its website as a channel of distribution of material company information.  Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this press release, including information regarding the company’s 2016 financial guidance and 2017 preliminary outlook are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” “financial guidance,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions are used to identify forward-looking statements.  The Company cautions investors that these statements are subject to risks and uncertainties many of which are difficult to predict and generally beyond the Company’s control that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the factors that could cause actual results to differ include, but are not limited to, the following: our dependence on the defense industry; backlog processing and program slips resulting from delayed awards and/or funding from the Department of Defense (DoD) and other major customers; the U.S. Government fiscal situation; changes in DoD budget levels and spending priorities; U.S. Government failure to raise the debt ceiling; our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding many of our contracts; our ability to retain our existing business and related contracts; our ability to successfully compete for and win new business, or, identify, acquire and integrate additional businesses; our ability to maintain and improve our operating margin; the availability of government funding and changes in customer requirements for our products and services; the outcome of litigation matters (see Notes to our annual report on Form 10-K and quarterly reports on Form 10-Q); results of audits by U.S. Government agencies and of ongoing governmental investigations, including the Aerospace Systems segment; our significant amount of debt and the restrictions contained in our debt agreements and actions taken by rating agencies that could result in a downgrade of our debt; our ability to continue to recruit, retain and train our employees; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements; our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; global economic uncertainty; the DoD’s Better Buying Power and other efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international operations including currency risks and compliance with foreign laws; our extensive use of fixed-price type revenue arrangements; the rapid change of technology and high level of competition in which our businesses participate; risks relating to technology and data security; our introduction of new products into commercial

L-3 Announces Results for the 2016 Third Quarter Page 11

markets or our investments in civil and commercial products or companies; our ability to predict the level of participation in and the related costs of our voluntary return program for certain EoTech holographic weapons sight products, and our ability to change and terminate the voluntary return program at our discretion; the impact on our business of improper conduct by our employees, agents or business partners; goodwill impairments and the fair values of our assets; and ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations.

Our forward-looking statements speak only as of the date of this press release or as of the date they were made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent report on Form 10-K for the year ended December 31, 2015 and any material updates to these factors contained in any of our future filings.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements.

# # #

– Financial Tables Follow –

Appl

				Table A

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Third Quarter Ended (a)		Year-to-Date Ended
	Sept. 23,	Sept. 25,	Sept. 23,	Sept. 25,
	2016	2015	2016	2015
Net sales	$2,505	$2,564	$7,522	$7,595
Cost of sales	(2,290)	(2,289)	(6,808)	(6,960)
Loss related to business divestitures(b)	-	(9)	-	(29)
Goodwill impairment charges (c)	-	(35)	-	(35)
Operating income	215	231	714	571
Interest expense	(41)	(43)	(125)	(124)
Interest and other income, net	6	3	15	11
Debt retirement charge	-	-	(5)	-
Income from continuing operations before income taxes	180	191	599	458
Provision for income taxes	(29)	(63)	(130)	(105)
Income from continuing operations	151	128	469	353
(Loss) income from discontinued operations, net of income tax(d)	-	(424)	63	(416)
Net income (loss)	151	(296)	532	(63)
Net income attributable to noncontrolling interests	(3)	(3)	(10)	(11)
Net income (loss) attributable to L-3	$148	$(299)	$522	$(74)

Basic earnings (loss) per share attributable to L-3 Holdings’ common shareholders:
Continuing operations	$1.91	$1.56	$5.93	$4.19
Discontinued operations	-	(5.30)	0.81	(5.10)
Basic earnings (loss) per share	$1.91	$(3.74)	$6.74	$(0.91)

Diluted earnings (loss) per share attributable to L-3 Holdings’ common shareholders:
Continuing operations	$1.88	$1.54	$5.83	$4.14
Discontinued operations	-	(5.22)	0.80	(5.03)
Diluted earnings (loss) per share	$1.88	$(3.68)	$6.63	$(0.89)

L-3 Holdings’ weighted average common shares outstanding:
Basic	77.3	80.0	77.4	81.5
Diluted	78.8	81.2	78.7	82.7
______________________
(a)

It is generally the company's established practice to close its books for the quarters ending March, June and September on the Friday preceding the end of the calendar quarter.  The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention.  The company closes its annual books on December 31 regardless of what day it falls on.

(b)

The loss related to business divestitures for the 2015 third quarter included an $8 million loss on the divestiture of the Tinsley Product Line and a $1 million loss on the divestiture of Broadcast Sports, Inc. (BSI).  The loss related to business divestitures for the 2015 year-to-date period included a $17 million loss related to the divestiture of Marine Systems International (MSI), an $8 million loss on the divestiture of the Tinsley Product Line and a $4 million loss on the divestiture of BSI.

(c)

The goodwill impairment charges for the 2015 third quarter and 2015 year-to-date period represents non-cash goodwill impairment charges due to the re-allocation of goodwill of the business retained by L-3 in connection with the sale of the National Security Solutions business.

(d)	Income from discontinued operations, net of income taxes for the 2016 year-to-date period includes an after-tax gain of $64 million on the sale of the National Security Solutions business.

Appl

				Table B

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SELECT FINANCIAL DATA
(in millions)

	Third Quarter Ended		Year-to-Date Ended
	Sept. 23,	Sept. 25,	Sept. 23,	Sept. 25,
	2016	2015	2016	2015
Segment operating data
Net sales:
Electronic Systems	$989	$991	$2,887	$3,052
Aerospace Systems	1,012	1,066	3,165	3,087
Communication Systems	504	507	1,470	1,456
Total	$2,505	$2,564	$7,522	$7,595
Operating income:
Electronic Systems	$119	$121	$339	$352
Aerospace Systems	56	102	232	144
Communication Systems	40	52	143	139
Total	$215	$275	$714	$635
Operating margin:
Electronic Systems	12.0%	12.2%	11.7%	11.5%
Aerospace Systems	5.5%	9.6%	7.3%	4.7%
Communication Systems	7.9%	10.3%	9.7%	9.5%
Total	8.6%	10.7%	9.5%	8.4%
Depreciation and amortization:
Electronic Systems	$26	$26	$78	$81
Aerospace Systems	13	13	40	37
Communication Systems	12	12	35	37
Total	$51	$51	$153	$155

Funded order data
Electronic Systems	$1,377	$961	$3,263	$3,099
Aerospace Systems	821	692	2,738	2,614
Communication Systems	490	547	1,414	1,588
Total	$2,688	$2,200	$7,415	$7,301

			Sept. 23,	Dec. 31,
			2016	2015
Period end data
Funded backlog			$8,294	$8,423

Appl

		Table C

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED
BALANCE SHEETS
(in millions)

	Sept. 23,	December 31,
	2016	2015
ASSETS

Cash and cash equivalents	$411	$207
Billed receivables, net	812	746
Contracts in process	2,265	2,081
Inventories	361	333
Other current assets	160	201
Assets of discontinued operations	—	664
Total current assets	4,009	4,232
Property, plant and equipment, net	1,083	1,097
Goodwill	6,284	6,281
Identifiable intangible assets	181	199
Deferred income taxes	4	3
Other assets	250	255
Total assets	$11,811	$12,067

LIABILITIES AND EQUITY

Current portion of long-term debt	$549	$499
Accounts payable, trade	426	297
Accrued employment costs	519	504
Accrued expenses	391	390
Advance payments and billings in excess of costs incurred	453	562
Income taxes	8	13
Other current liabilities	404	394
Liabilities of discontinued operations	—	220
Total current liabilities	2,750	2,879
Pension and postretirement benefits	1,027	1,047
Deferred income taxes	286	219
Other liabilities	326	368
Long-term debt	2,782	3,125
Total liabilities	7,171	7,638
Shareholders’ equity	4,568	4,355
Noncontrolling interests	72	74
Total equity	4,640	4,429
Total liabilities and equity	$11,811	$12,067

Appl

		Table D
	L-3 COMMUNICATIONS HOLDINGS, INC.
	UNAUDITED CONDENSED CONSOLIDATED
	STATEMENTS OF CASH FLOWS
	(in millions)
	Year-to-Date Ended
	Sept. 23,	Sept. 25,
	2016	2015
Operating activities
Net income (loss)	$532	$(63)
Less: (Income) loss from discontinued operations, net of tax	(63)	416
Income from continuing operations	469	353
Depreciation of property, plant and equipment	121	123
Amortization of intangibles and other assets	32	32
Deferred income tax provision	48	5
Stock-based employee compensation expense	34	35
Contributions to employee savings plans in L-3 Holdings’ common stock	92	87
Goodwill impairment charges	-	35
Amortization of pension and postretirement benefit plans net loss and prior service cost	37	50
Amortization of bond discounts and deferred debt issue costs (included in interest expense)	6	6
Loss related to business divestitures	-	29
Other non-cash items	8	(5)
Changes in operating assets and liabilities, excluding amounts from acquisitions and divestitures and discontinued operations:
Billed receivables	(69)	36
Contracts in process	(193)	(181)
Inventories	(31)	(77)
Other assets	21	(11)
Accounts payable, trade	130	117
Accrued employment costs	8	41
Accrued expenses	3	(34)
Advance payments and billings in excess of costs incurred	(102)	6
Income taxes	-	(8)
Other current liabilities	(3)	(6)
Pension and postretirement benefits	(19)	(18)
All other operating activities	(13)	(18)
Net cash from operating activities from continuing operations	579	597
Investing activities
Business acquisitions, net of cash acquired	(27)	(260)
Proceeds from the sale of businesses, net of closing date cash balances	561	308
Capital expenditures	(126)	(137)
Dispositions of property, plant and equipment	15	2
Other investing activities	7	5
Net cash from (used in) investing activities from continuing operations	430	(82)
Financing activities
Borrowings under revolving credit facility	335	861
Repayment of borrowings under revolving credit facility	(335)	(861)
Redemption of senior notes	(298)	-
Common stock repurchased	(326)	(605)
Dividends paid on L-3 Holdings’ common stock	(166)	(163)
Proceeds from exercise of stock options	49	41
Proceeds from employee stock purchase plan	23	26
Repurchases of common stock to satisfy tax withholding obligations	(20)	(33)
Other financing activities	(8)	(1)
Net cash used in financing activities from continuing operations	(746)	(735)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(3)	(14)
Net cash (used in) from discontinued operations:
Operating activities	(56)	58
Investing activities	-	(4)
Net cash (used in) from discontinued operations	(56)	54
Change in cash balance in assets held for sale	-	61
Net increase (decrease) in cash and cash equivalents	204	(119)
Cash and cash equivalents, beginning of the period	207	442
Cash and cash equivalents, end of the period	$411	$323

Appl

				Table E

	L-3 COMMUNICATIONS HOLDINGS, INC.
	NON-GAAP FINANCIAL MEASURES
	(in millions, except per share amounts)

	Third Quarter Ended		Year-to-Date Ended
	Sept. 23,	Sept. 25,	Sept. 23,	Sept. 25,
	2016	2015	2016	2015
Diluted EPS from continuing operations attributable to L-3 Holdings'	$1.88	$1.54	$5.83	$4.14
common stockholders
EPS impact of loss on business divestitures(1)	―	0.07	―	0.22
EPS impact of goodwill impairment charges(2)	―	0.42	―	0.40
Adjusted diluted EPS from continuing operations(3)	$1.88	$2.03	$5.83	$4.76

Net income from continuing operations attributable to L-3	$148	$125	$459	$342
Loss on business divestitures(1)	―	6	―	18
Goodwill impairment charges(2)	―	34	―	34
Adjusted net income from continuing operations attributable to L-3(3)	$148	$165	$459	$394

______________________
(1) Loss on business divestitures		$(9)		$(29)
Tax benefit		3		11
After-tax impact		(6)		(18)
Diluted weighted average common shares outstanding		81.2		82.7
Per share impact		$(0.07)		$(0.22)

(2) Goodwill impairment charges		$(35)		$(35)
Tax benefit		1		1
After-tax impact		(34)		(34)
Diluted weighted average common shares outstanding		81.2		82.7
Per share impact (4)		$(0.42)		$(0.40)

(3)

Adjusted diluted EPS is diluted EPS attributable to L-3 Holdings’ common stockholders, excluding the charges or credits relating to business divestitures and non-cash goodwill impairment charges. Adjusted net income attributable to L-3 is net income attributable to L-3, excluding the charges or credits relating to business divestitures and non-cash goodwill impairment charges. These amounts are not calculated in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The company believes that the charges or credits relating to business divestitures and non-cash goodwill impairment charges affect the comparability of the results of operations for 2015 to the results of operations and financial guidance for 2016. The company also believes that disclosing net income and diluted EPS excluding the charges or credits relating to business divestitures and non-cash goodwill impairment charges will allow investors to more easily compare the 2016 results and financial guidance to the 2015 results. However, these measures may not be defined or calculated by other companies in the same manner.

(4)	Amounts may not calculate directly due to rounding.